Exhibit 99.1

Kisses from Italy Partners with ExpanGlobal for Planned India Expansion.

As it steps up its overseas push, Kisses from Italy reveals plans for India.

MIAMI, FL / February 6, 2020 / Kisses from Italy Inc. (OTCQB: “KITL”) announced today that it has entered into a partnership agreement with ExpanGlobal, a leading market entry and expansion company headquartered in India. As an initial step, ExpanGlobal will be representing Kisses from Italy at the Global Franchise Show being held on February 22nd in Mumbai, India. Over the last few months, both organizations have learned a lot about each other and have come to realize that they share similar views on driving growth through expansion in India. “Both teams are ambitious and driven and we are certain that this will result in a solid synergistic alliance,” stated Kisses from Italy’s co-founder, co-CEO and CIO, Claudio Ferri.

Michele Di Turi, also a co-founder of Kisses from Italy, as well as its President and co-CEO, who will be attending the Global Franchise Show in Mumbai said, “We are very excited to be in India, with ExpanGlobal, who is giving us a great opportunity to enter such a rapidly expanding market.” Di Turi added, “It is an honor for Kisses from Italy to take part in this unique opportunity, and we are looking forward to attend the Global Franchise Show and working with ExpanGlobal’s team while continuing to learn more about the traditions and culture of India.”

Mrinal Srivastava, Founder and President of Global Expansion for ExpanGlobal commented, “Over the past two decades, Indians have developed a distinct taste for Italian food. It turns out to be the second most sought out international food amongst Indians, according to a recent survey. It seems to be on the top of their favorites list, and thus there is a huge potential for a brand like Kisses from Italy to be established and scaled throughout the market of India. A unique opportunity also presents itself with Kisses from Italy, as not only being a prospective Franchisor, but also being one of the rare companies among us that is currently publicly trading on the U.S. stock market. We are looking forward to writing a great success story for Kisses from Italy in India and other potential regions across the globe.”

Raghav Khattar, Founder and President of Marketing and Investor Relations added, “We partnered with Kisses from Italy as we see a clear demand for owning authentic Italian concepts in the franchising sector throughout India. With the high brand credibility and systematic development approach we are certain we can scale the concept in the region.”

Kisses from Italy’s announcement of its expansion plans into India comes on the heels of their most recent announcement on January 30th that the company will soon see the opening of its first franchised location in the State of California.

About ExpanGlobal.

ExpanGlobal, a leading market entry and expansion company headquartered in India, assists international brands by their tailor-made services and solutions on expansion in key emerging markets like Asia, Middle East and South East Asia. ExpanGlobal’s value lies in the strength of its understanding of itds clients’ needs for international expansion. ExpanGlobal is working to provide its associated brands with excellent service, as it adapts and innovates to meet and exceed their clients’ needs with local know how, experience and expertise to scale the various business concepts from multiple sectors. ExpanGlobal is commited to being the best expansion partner for your business.

For more information, please visit www.expanglobal.com

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About KISSES FROM ITALY Inc.

KISSES FROM ITALY is a U.S. based restaurant chain focused on fast-casual dining with traditional Italian Panini, homemade lasagna, salads, panzerotti di Bari, Italian coffee, dessert and breakfast offerings. The company currently operates four corporate owned stores. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. This was followed by three additional sites across the greater Ft. Lauderdale/Pompano Beach area. The Company recently opened its inaugural European location in Ceglie del Campo, Bari, Italy in October of 2019. In September of 2019, Kisses from Italy Inc. was given the approval by FINRA to trade its common stock and was approved for up-listing by the OTC Markets Group to the OTCQB in mid-October 2019 under the ticker symbol KITL.

For more information, please visit www.kissesfromitaly.com

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Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, Kisses from Italy Inc. may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

Kisses from Italy Inc.
305-423-7129
info@kissesfromitaly.com

SOURCE: Kisses from Italy Inc.

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